EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Brilliant Digital Entertainment, Inc.
Sherman Oaks, California

We consent to the incorporation by reference in the Registration Statements on Form S-8 of BRILLIANT DIGITAL ENTERTAINMENT, INC. (File Nos. 333-98839, 333-44710, 333-91601, 333-85979 and 333-18411) of our report dated March 3,
2006, Except note 12 for which the date is April 13, 2006, included in this Annual Report on Form 10-KSB of BRILLIANT DIGITAL ENTERTAINMENT, INC. for the fiscal year ended December 31, 2005. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/   Vazquez & Company LLP

Los Angeles, CA
April 13, 2006